                                  EXHIBIT 10.14
                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into March 26, 2003, by and between Multimedia Games, Inc., a Texas corporation ("Company") and Gordon T. Graves ("Executive") (either party individually, a "Party"; collectively, the "Parties").

WHEREAS, Executive has, prior to the Effective Date, served the Company as its Chief Executive Officer;

WHEREAS, as part of the planned succession of the Chief Executive Officer position, Executive wishes to resign his position as Chief Executive Officer, effective upon the date of the Company's annual meeting of shareholders scheduled to be held on or about February 18, 2003;

WHEREAS, the Company desires to retain the services of Executive as Chairman ("Chairman") of the Company's Board of Directors (the "Board") and as a member of the Company's Executive Committee, and Executive desires to continue his service to the Company in that capacity;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive's service to the Company and to address certain matters related to Executive's position with the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. Resignation. Executive hereby confirms his resignation from his position as Chief Executive Officer of the Company, effective immediately following the Company's next annual meeting of shareholders (the "Effective Date"), currently scheduled to be held on or about February 18, 2003.

2. Agreement to Serve as Chairman. Company hereby retains Executive as Chairman, and Executive hereby accepts such position, upon the terms and conditions set forth herein.

3.     Duties.

       3.1 Position. Executive is retained as Chairman and shall generally have the duties and responsibilities described in that certain Confidential MGAM Internal Memorandum dated November 12, 2002 addressing the roles and responsibilities of the Company's Chief Executive Officer and Chairman. Executive will serve as a member of the Company's Executive Committee and, in addition, Executive shall perform such other duties assigned by the Board as are consistent with the position of Chairman. Executive shall report to the Board. Executive shall perform faithfully and diligently all such duties assigned to Executive by the Board.

       3.2 Standard of Conduct/Full-time. During the term of this Agreement, Executive will act loyally and in good faith to discharge the duties of Chairman, and will abide by all policies and decisions made by the Board of Directors, as well as all applicable federal, state and local laws, regulations or ordinances. In his capacity as Chairman, Executive will act solely on behalf of Company. While serving as a member of the Executive Committee, Executive shall devote an average of at least 40 hours per week to the performance of Executive's assigned duties for Company, unless Executive notifies the Board in advance of Executive's intent to engage in other paid work and the Board does not express its written objection thereto. Notwithstanding the foregoing, Executive may devote a portion of his available business time to a charitable foundation and other non-competitive, family-related corporate endeavors.

       3.3 No Conflict of Interest. Executive will not, at any time while serving as a director of the Company, accept any engagement for work, paid or unpaid, that at the time such engagement is undertaken creates a conflict of interest with the Company that is imminent and evident. If the Board reasonably believes such a conflict exists and can demonstrate that such a conflict existed at the time the Executive commenced such work, the Board may ask Executive to discontinue such work. If the parties cannot reach agreement, either party may request a determination by an arbitrator pursuant to Section 13, below, and if the Board's determination hereunder is upheld by the arbitrator, and Executive then refuses to promptly resign his conflicting engagement, such refusal shall constitute a material breach of this Agreement.

     3.4 Work Location. The Company will provide an executive office and related clerical and administrative support for Executive at the Company's headquarters in Austin, Texas that Executive may use for his work as a member of the Executive Committee. Notwithstanding the foregoing, Executive is expected to operate for the majority of his time from his home or other off-site location, and may have the assistance of a Company secretary at such off-site location.

4.   Term.

     4.1 Initial Term. Unless sooner terminated in accordance with the terms of this Agreement, Executive shall serve as Chairman and as a member of the Executive Committee for an initial term commencing on the Effective Date and continuing for nine (9) months from the Effective Date (the "Initial Term").

     4.2 Service following Expiration of Initial Term. Following expiration of the Initial Term, Executive may continue to serve as Chairman and as a member of the Executive Committee at the pleasure of the Board. The term of this Agreement shall renew for successive thirty (30) day periods until terminated in accordance with the provisions of this Agreement.

5.   Compensation.

     5.1 Base Salary for Service as Member of Executive Committee. As compensation for Executive's service on the Executive Committee, Company shall pay to Executive a salary of $12,500 per month, payable in monthly installments and in accordance with the normal payroll practices of Company.

     5.2 Outside Director Compensation. During any period that Executive serves as a member of the Board but does not serve on the Executive Committee, Executive shall be entitled to the same compensation and benefits paid to the Company's other non-employee directors.

6. Other Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to non-employee directors of Company (including benefits available to non-employee members of the Executive Committee) subject to the terms and conditions of Company's benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive; provided, however, that during the Initial Term, Executive (and his spouse and eligible dependents) shall be entitled to receive all benefits generally available to other non-employee members of Company's Board (including benefits available to non-employee members of the Executive Committee). The benefits currently made available to Executive are listed in Exhibit A. In addition to the foregoing, during the Initial Term Executive shall be entitled to receive the same or similar benefits as those received by Executive prior to his resignation as the Company's Chief Executive Officer.

     6.1  [Intentionally Omitted]

     6.2 The Company shall deliver to Steve Fleckman, Executive's attorney, all instruments and certificates in the Company's possession evidencing the Company's shares, options, and warrants outstanding in favor of Executive.

7. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive's duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

8.   Termination of Executive's Positions.

     8.1 Removal for Cause by Company. The Company may remove Executive from the position of Chairman or from the Executive Committee immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) theft, dishonesty, or intentional falsification of any employment or Company records; improper disclosure of the Company's confidential or proprietary information; (b) Executive's conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs his ability to perform his duties for the Company; or (c) a material breach of this agreement by Executive which is not cured within thirty (30) days of receipt by executive of reasonably detailed written notice from the Company. In the event Executive's employment as a member of the Executive Committee is terminated in accordance with this Section 8.1, Executive shall be entitled to receive only unpaid Base Salary then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 6 or 7 hereof. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished (except those arising pursuant Section 9, which shall not be affected by this Section). Executive will not be entitled to receive the Severance Payments described in Section 8.2, below.

     8.2 Removal Without Cause by Company/Severance. Company may remove Executive from the position of Chairman or from the Executive Committee without Cause at any time on thirty (30) days' advance written notice to Executive. In the event Executive is terminated only from his position as Chairman he shall continue to receive compensation and benefits as provided above for so long as he is a member of the Executive Committee. In the event of Executive's termination as a member of the Executive Committee, whether he continues as Chairman or not, Executive will receive ratably, in equal monthly installments in accordance with the Company's standard payroll practices, (i) all unpaid Base Salary pursuant to Section 5 as of the date of termination; (ii) continued payment of Executive's Base Salary pursuant to Section 5 for the balance of the Initial Term following the effective date of Executive's termination; and (iii) any amounts to which Executive is entitled pursuant to Section 5 or 6 hereof (the amounts due under clauses (i), (ii) and (iii) are collectively referred to as the "Severance Payments"), provided that Executive: (a) shall comply with all surviving provisions of this Agreement, including without limitation those provisions specified in subsection 17.8, below; and (b) executes a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive's employment or termination of employment with Company, in substantially the form contained herein as Section 14 below, or in another form that is mutually acceptable to Company and Executive, provided that such release shall exclude amounts due or to become due Executive as contemplated by this Agreement. Except as provided above in this
          Section 8.2 and except for (i) any compensation or benefits accruing to Executive for any continuing service as a non-employee member of the Board under Sections 5.2, 6 and 7, and (ii) any compensation accruing to Executive under Section 9, all other Company obligations to Executive under this Agreement will be automatically terminated and completely extinguished upon removal of Executive from the position of Chairman and from the Executive Committee. This provision will not impair Executive's rights under Section 9.

     8.3 Resignation by Executive/Severance Upon Breach by the Company. Executive may resign either or both of his positions under this Agreement at any time on five (5) days' advance written notice to Company in the event of any material breach of this Agreement by the Company. In the event of such resignation, Executive will be entitled to receive the Severance Payments described in Section 8.2, above, provided that Executive complies with the conditions to receiving the Severance Payments described in Sections 8.2(a) and 8.2(b), above. Excluding the Severance Payments and any amounts due or to become due Executive under Section 9 of this Agreement, all other Company obligations to Executive will be automatically terminated and completely extinguished upon resignation by Executive of his position on the Executive Committee and his position as Chairman. This provision will not affect Executive's rights under Section 9.

     8.4 Voluntary Resignation by Executive. Executive may voluntarily resign Executive's position as Chairman of the Company or as a member of its Executive Committee for any reason, at any time after the Effective Date, on five (5) days' advance written notice. In the event of Executive's resignation as a member of the Executive Committee, Executive will be entitled to receive only the unpaid Base Salary and any benefits under Section 6 and 7 that have accrued through the five-day notice period and no other amount for the remaining months of the current term. Excluding amounts due or to become due Executive under Section 9, all other Company obligations to Executive pursuant to this Agreement (including obligations to make the Severance Payments described in Section 8.2) will be automatically terminated and completely extinguished from and after the effective date of notice of Executive's resignation from the Executive Committee pursuant to this Section. The provisions of this Section 8.4 shall not apply to Executive's resignation pursuant to Section 8.3. This provision will not impair Executive's rights under Section 9.

9.   Post-Termination Non-Competition.

     9.1 Consideration For Promise To Refrain From Competing. Executive agrees that Executive's services are special and unique, that Company's disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive's level of compensation and benefits are partly in consideration of and conditioned upon Executive not competing with Company. In addition, in further consideration for the promise to refrain from competing, the Company agrees to pay Executive $250,000.00 per year during the Non-Compete Period (defined below), in equal monthly installments of $20,833.33 beginning February 28, 2003. Executive acknowledges that such consideration is adequate for and supports Executive's promises contained within this Section 9.

     9.2 Promise To Refrain From Competing. Executive understands Company's need for Executive's promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (b) Executive will in the course of Executive's service, develop, be personally entrusted with and exposed to Company's proprietary information; (c) both during and after the term of Executive's service, Company will be engaged in the highly competitive gaming technology industry; (d) Company provides products and services nationally and internationally; and (e) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company. Therefore, in exchange for the consideration described in
          Section 9.1 above, Executive agrees that during the term of his service as a director of the Company, and for a period of three (3) years following the date Executive is no longer affiliated with the Company (the "Non-Compete Period"), Executive will not either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee: (i) work for or provide services or assistance to a competitor of Company, which is defined to include those entities or persons in the business of developing, marketing, selling and supporting technology to or for gaming businesses in which the Company engages or in which the Company has an actual intention, as evidenced by the Company's written business plans to engage, in any country in which the Company does business (the "Restricted Business"); or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 3% of the listed or traded stock of any publicly held corporation. For purposes of this Section 9, the term "Company" shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Executive may serve as a director, officer or employee at the request of Company or any successor of Company. Notwithstanding the foregoing, the scope of this covenant not to compete shall not be expanded as a result of an acquisition of the Company by a successor.

     9.3 Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 9 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that Company competes on an international basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company's trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive's varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

     9.4 Non-Exclusive Remedy. In addition to and not exclusive of other legal and equitable remedies available to the Company, Executive will reimburse the Non-Compete Payment to the Company in its entirety if Executive violates the terms of the Promise to Refrain from Competing during the three-year Non-Compete Period. Executive agrees that this consideration, together with the Company's disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and Executive's level of compensation and benefits are consideration for and conditioned upon Executive not competing with the Company. Any repayment of the Non-Compete Payment shall not constitute a waiver of the Executive's obligations under the Promise to Refrain from Competing set forth in Section 9.2.

     9.5 Voluntary Non-Competition Consideration. Following expiration of the Non-Compete Period, and only for so long as Executive continues to comply with each of the provisions of Sections 9.2 and 11 hereof, above, then following expiration of the Non-Compete Period the Company will continue to pay Executive $20,833.33 per month during his life. At any time that Executive ceases to comply in any respect with any of the provisions of Section 9.2 or Section 11, and failing Executive's timely cure of such breach in accordance with Section 9.7, all Company obligations to make the continuing payments as provided in this section shall immediately terminate and thus shall become null and void, but any payments due Executive as of the day preceding the date on which Executive ceased to comply with the provisions of Section 9.2 or Section 11 shall be promptly paid to Executive.

     9.6 Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 9 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Executive further agrees that the court may reform this Agreement to extend the initial three-year Non-Compete Period by an amount of time equal to any period (during such Non-Compete Period) in which Executive is in breach of his Promise to Refrain from Competing.

     9.7 Notice and Cure. Prior to asserting a right to any legal or equitable remedy for an alleged breach by Executive of the provisions of this
          Section 9 or Section 11 (including, without limitation, the cessation of any payments provided for herein), (a) the Company will provide Executive with a reasonably detailed notice of the alleged breach which includes a description of the facts upon which the Company bases its claim of breach and a general explanation of the harm experienced or anticipated to be experienced by the Company; and (b) Executive shall have fourteen calendar (14) days to terminate the conduct described in the notice and cure any financial harm actually sustained by the Company that the Company identifies with reasonable particularity in its notice.

10. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company's Employee Innovations and Proprietary Rights Assignment Agreement, which was previously executed by Executive and incorporated herein by reference.

11.  Nonsolicitation.

     11.1 Nonsolicitation of Customers or Prospects. Executive acknowledges that information about Company's customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the Non-Compete Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

     11.2 Nonsolicitation of Company's Employees. Executive agrees that during the Non-Compete Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging, hiring or attempting to hire any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company.

12. Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in Sections 9-11 (collectively, the "Covenants") would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security (except as required by law).

13. Agreement to Arbitrate. To the fullest extent permitted by law, and in any event subject to the specific provisions of Exhibit B attached, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims relating to physical torts, the right to workers' compensation, and unemployment insurance benefits are excluded, and except as provided in Exhibit B, claims for enforcement of the parties' rights under the Covenants, are excluded. For the purpose of this agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of Company. The Arbitration shall be governed by, initiated and conducted in accordance with the provisions of Exhibit B hereof.

14. Release of Claims. Executive for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND

          FOREVER DISCHARGES the Company and any current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, of and from all claims and causes of action whatsoever, whether known or unknown or whether connected with Employee's employment by the Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Texas Commission on Human Rights Act, the Age Discrimination in Employment Act, the Texas Labor Code, the Texas Payday Act, or any other municipal, local, state, or federal law, common or statutory. Notwithstanding the foregoing, Executive reserves all rights (A) to indemnification that he may currently or hereafter possess as an officer, director or agent or former officer, director or agent of the Company (or its affiliates) under applicable corporate statutes or the organic corporate documents of the Company (and the scope of any indemnification existing as of this date shall not be reduced as to Executive by future action of the Company); (B) under any employee insurance policies or benefit programs that by their terms continue to apply to Executive [(C) to participate as a passive member (but not active member or class representative) of any class action brought for the benefit of public investors of the Company;]; and (D) under any other provision of this Agreement. Company hereby represents that, without investigation or undertaking any duty of inquiry, its Board of Directors and executive officers are unaware of any claims Company may have against Executive as of the date of this Agreement.

     15. Voting Agreement. Executive agrees from and after the date of this Agreement and until Midnight, September 30, 2003 (the "Voting Agreement Period"), that he shall vote, or cause the vote of, all shares of Common Stock, Preferred Stock, and other voting securities of the Company over which he has or shares voting control, in favor of the Company's current Board of Directors and any additional director(s) nominated unanimously by the current Board of Directors to stand for election to the Company's Board of Directors at any special or annual meeting of the stockholders of the Company. Executive further agrees that during the Voting Agreement Period he will not make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the other party, and Executive shall not form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the foregoing.

     16. Patent License; Right of First Offer. As soon as practicable following the execution of this Agreement, the parties will continue negotiations regarding a Patent License Agreement on substantially the terms described in the Term Sheet for Employment between Gordon T. Graves and Multimedia Games, Inc. dated November 12, 2002. Executive agrees that, prior to transferring or licensing any intellectual property or technology developed by Executive, solely or jointly with others, to any third party that could reasonably be used by or useful to the Company, Executive shall first offer to transfer or lease such intellectual property or technology to the Company. The Company shall have 60 days to negotiate an acquisition of license of such technology or intellectual property with Executive. If, following expiration of such 60-day period, Executive and Company have failed to conclude negotiations, Executive may, at any time within 240 days after the expiration of such period, license or transfer such technology or intellectual property to a third party or parties on terms no more favorable than those last offered by Executive to the Company. After expiration of such 240-day period, Executive may not transfer or license such technology or intellectual property without again complying with the right of first offer described in this section.

     17.  General Provisions.

          17.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement other than vested rights to receive payments hereunder.

          17.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not, unless confirmed in writing by the party against whom waiver is urged, in any way be construed as a waiver of such provision in any other circumstance, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          17.3 Attorneys' Fees. In the event of a dispute the prevailing party shall be entitled to recover reasonable attorney fees.

     17.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

     17.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     17.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Texas. Each party consents to the jurisdiction and venue of the state or federal courts in Travis County, Texas, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

     17.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

     17.8 Survival. Executive's right to receive payments contemplated by this Agreement to continue beyond his employment, shall survive except to the extent expressly provided otherwise. To the extent reasonably contemplated to continue beyond the termination of Executive's employment, the following provisions shall also survive: Sections 3.3 ("No Conflict of Interest"), 5.2 ("Outside Director Compensation"),
          8.2 ("Removal without Cause by Company/Severance"), 9 ("Post-Termination Non-Competition"), 10 ("Confidentiality and Proprietary Rights"), 11 ("Nonsolicitation"), 12 ("Injunctive Relief"), 13 ("Agreement to Arbitrate"), 16 ("Patent Licenses; Right of First Offer") 17 ("General Provisions") and 18 ("Entire Agreement").

     17.9 Entire Agreement. This Agreement, including the Company Employee Innovations and Proprietary Rights Assignment Agreement and the Patent License Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

            [The remainder of this page is intentionally left blank.]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

                                          EXECUTIVE

Dated:     March 26, 2003                 By:       /s/ Gordon T. Graves
       ------------------------                 --------------------------------
                                                Gordon T. Graves

                                          Address


                                          MULTIMEDIA GAMES, INC.

Dated:   March 26, 2003                   By:      /s/ Thomas W. Sarnoff
       ------------------------                 --------------------------------
                                                     Thomas W. Sarnoff

                                          Address